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                                                                    Exhibit 23.5




                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
U.S. Office Products Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (333-01574, 333-12789 and 3333-24581); Form S-3 (333-10383 and
333-14025); Form S-4 (333-13133) and Post Effective Amendment No. 1 to Form S-4 on Form S-8 (333-36463) of U.S. Office Products Company of our reports dated August 28, 1996 with respect to the balance sheets of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which reports appear in this Current Report on Form 8-K and the Annual Report on Form 10-K/A of U.S. Office Products Company.

                                               KPMG Peat Marwick LLP

Norfolk, Virginia
November 18, 1997